Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2007, in the Registration Statement (Form S-11) and related Prospectus of Wells Real Estate Investment Trust II, Inc. for the registration of 375,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 3, 2007